Exhibit 10.3

THIRD AMENDMENT TO

EMPLOYMENT AGREEMENT

This Third Amendment to Employment Agreement is made as of the 20th day of August, 2008 by and between KOHL’S DEPARTMENT STORES, INC., a Delaware corporation (“Corporation”), and R. Lawrence Montgomery (“Executive”).

WHEREAS, Corporation and Executive are parties to an Employment Agreement dated January 31, 1998, as amended pursuant to that First Amendment to Employment Agreement dated as of November 15, 2000 and that Second Amendment to Employment Agreement dated as of January 31, 2003 (collectively, the “Agreement”);

WHEREAS, Corporation and Executive wish to amend the Agreement as set forth below.

NOW, THEREFORE, in consideration of good and valuable consideration, Corporation and Executive hereby agree as follows:

1.	Article I of the Agreement is amended to read, in its entirety, as follows:

ARTICLE I

Employment Duties

During the term of Executive’s employment hereunder, the Corporation shall employ Executive and Executive shall serve as Chairman of the Corporation. At the will of the Board of Directors, Executive shall serve as the Chairman of the Board. Executive shall supervise and manage various corporate strategic initiatives and shall have supervision and control over, and responsibility for, the general management of such aspects of the day-to-day operation of the Corporation as may from time to time be prescribed by the Board of Directors of the Corporation; provided, however, that such duties are reasonably consistent with the duties normally performed by a Chairman. Executive’s principal place of employment shall be at the Corporation’s headquarters in Menomonee Falls, Wisconsin; provided, however, that Executive acknowledges and agrees that he may from time to time be required to travel outside Milwaukee, Wisconsin on behalf of the Corporation. Executive shall devote his entire working time and efforts to the business affairs of the Corporation and its affiliates and shall faithfully and to the best of his ability perform his duties hereunder, provided that Executive may take reasonable amounts of time to serve on corporate, civil or charitable boards or committees and such other boards or committees as shall be approved by the Corporation’s Board of Directors if such activities do not interfere with the performance of Executive’s duties hereunder. Executive hereby agrees to serve as an officer of the Corporation and of affiliates of the Corporation as part of his contemplated duties hereunder without additional compensation therefor.

2.	The terms of this Third Amendment shall become effective on August 20, 2008. Except as otherwise set forth in this Third Amendment, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment as of this 20th of August, 2008.

EXECUTIVE:	KOHL’S DEPARTMENT STORES, INC.

/s/ R. Lawrence Montgomery	By:	/s/ Kevin Mansell
R. Lawrence Montgomery		Kevin Mansell
President, Chief Executive Officer

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